Allstate Life
Insurance Company
A Stock Company

Home Office:  Allstate Plaza, Northbrook, Illinois  60062-7154
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Flexible Premium Deferred Variable Annuity Certificate


This Certificate is issued to customers of participating financial services corporations according to the terms of Master Policy number 64895003 issued by Allstate Life Insurance Company to the Trustee of the Financial Services Group Insurance Trust. The Trustee of the Financial Services Group Insurance Trust is called the Master Policyholder. This Certificate is issued in the state of Illinois and is governed by Illinois law.

Throughout this Certificate, "you" and "your" refer to the Certificate owner(s). "We", "us" and "our" refer to Allstate Life Insurance Company.

Certificate Summary
This flexible premium deferred variable annuity provides a cash withdrawal benefit and a death benefit during the Accumulation Phase and periodic income payments beginning on the Payout Start Date during the Payout Phase.

The dollar amount of income payments or other values provided by this Certificate, when based on the investment experience of the Variable Account, will vary to reflect the performance of the Variable Account and are not guaranteed as to dollar amount.

This Certificate and Master Policy do not pay dividends.

The tax status of this Certificate as it applies to the owner should be reviewed each year.

PLEASE READ YOUR CERTIFICATE CAREFULLY.

This is a legal contract between the Certificate owner and Allstate Life Insurance Company.

Return Privilege
If you are not satisfied with this Contract for any reason, you may return it to us or our agent within 20 days after you receive it. We will refund any purchase payments allocated to the Variable Account, adjusted to reflect investment gain or loss from the date of allocation to the date of cancellation, plus any purchase payments allocated to the Fixed Account Options. (Where required by state law, we will refund any purchase payments.) If this Contract is qualified under Section 408 of the Internal Revenue Code, we will refund the greater of any purchase payments or the Contract Value.

If you have any questions about your Allstate Life variable annuity, please contact Allstate Life at (800) 366-1411.




         Secretary                    Chairman and Chief Executive Officer

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TABLE OF CONTENTS
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THE PERSONS INVOLVED.................................3

ACCUMULATION PHASE...................................3

PAYOUT PHASE........................................10

INCOME PAYMENT TABLES...............................12

GENERAL PROVISIONS..................................14



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THE PERSONS INVOLVED
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Owner  The  person  named  at the  time  of  application  is the  Owner  of this
Certificate unless subsequently changed. As Owner, you will receive any periodic income payments, unless you have directed us to pay them to someone else.

You may exercise all rights stated in this Certificate, subject to the rights of any irrevocable Beneficiary.

You may change the Owner or Beneficiary at any time. You may name a new Annuitant only upon the death of the current Annuitant. Once we have received a satisfactory written request for a change of Owner or Beneficiary, the change will take effect as of the date you signed it. We are not liable for any payment we make or other action we take before receiving any written request for a change from you. You may not assign an interest in this Certificate as collateral or security for a loan.

If the sole surviving Owner dies prior to the Payout Start Date, the Beneficiary becomes the new Owner. If the sole surviving Owner dies after the Payout Start Date, the Beneficiary becomes the new Owner and will receive any subsequent guaranteed income payments.

If more than one person is designated as Owner:

o Owner as used in this Certificate refers to all persons named as Owners, unless otherwise indicated;

o    any request to exercise ownership rights must be signed by all Owners; and

o on the death of any person who is an Owner, the surviving person(s) named as Owner will continue as Owner.


Annuitant The Annuitant is the person named on the Annuity Data Page. The Annuitant must be a living individual.


Beneficiary The Beneficiary is the person(s) named on the Annuity Data Page, but may be changed by the Owner, as described above. We will determine the Beneficiary from the most recent written request we have received from you. If you do not name a Beneficiary or if the Beneficiary named is no longer living, the Beneficiary will be:

o        your spouse if living; otherwise

o        your children equally if living; otherwise

o        your estate.

The Beneficiary may become the Owner under the circumstances described in the Owner provision above.


Natural Person As used in this Certificate, Natural Person means a living individual or trust entity that is treated as an individual for Federal Income Tax purposes under the Internal Revenue Code.



ACCUMULATION PHASE
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Accumulation  Phase Defined The "Accumulation  Phase" is the first of two phases during your Certificate. The Accumulation Phase begins on the issue date of the Certificate stated on the Annuity Data Page. This phase

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will continue  until the Payout Start Date unless the  Certificate is terminated before that date.


Certificate Year "Certificate Year" is the one year period beginning on the issue date of the Certificate and on each anniversary of the issue date.


Investment Alternatives The "Investment Alternatives" are the subaccounts of the Variable Account and the Fixed Account Options. We reserve the right to limit the availability of the Investment Alternatives for new investments.


Purchase Payments The initial payment is shown on the Annuity Data Page. You may make subsequent purchase payments during the Accumulation Phase. We may limit the amount of each purchase payment that we will accept to a minimum of $500 and a maximum of $1,000,000.

We will invest the purchase payments in the Investment Alternatives you select. You may allocate any portion of your purchase payment in whole percents from 0% to 100% or in exact dollar amounts to any of the Investment Alternatives. The total allocation must equal 100%.

The allocation of the initial purchase payment is shown on the Annuity Data Page. Allocation of each subsequent purchase payment will be the same as the allocation for the most recent purchase payment unless you change the allocation. You may change the allocation of subsequent purchase payments at any time, without charge, simply by giving us written notice. Any change will be effective at the time we receive the notice.


Variable Account The "Variable Account" for this Certificate is the Allstate Life Insurance Company Separate Account A. This account is a separate investment account to which we allocate assets contributed under this and certain other certificates. These assets will not be charged with liabilities arising from any other business we may have.

Variable Subaccounts The Variable Account is divided into subaccounts. Each subaccount invests solely in the shares of the mutual fund underlying that subaccount.


Fixed Account Options The Fixed Account Options are the Standard Fixed Account, the Six-Month Dollar Cost Averaging Fixed Account, and the Twelve-Month Dollar Cost Averaging Fixed Account.


Standard Fixed Account Money in the Standard Fixed Account will earn interest at the current rate in effect at the time of allocation or transfer to the Standard Fixed Account for the guarantee period. We will offer a one year guarantee period. Other guarantee periods will be offered at our discretion. Subsequent renewal dates will be on anniversaries of the first renewal date. After the initial guarantee period, a renewal rate will be declared.


Six-Month Dollar Cost Averaging Fixed Account Money in the Six-Month Dollar Cost Averaging Fixed Account will earn interest at the annual rate in effect at the time of allocation to the Six-Month Dollar Cost Averaging Fixed Account. Each purchase payment and associated interest in the Six-Month Dollar Cost Averaging Fixed Account must be transferred to subaccounts of the Variable Account in equal monthly installments within the six-month transfer period. If you discontinue the Six-Month Dollar Cost Averaging Program before the end of the transfer period, the remaining balance in the Six-Month Dollar Cost Averaging Fixed Account will be transferred to the money market subaccount unless you request a different Investment Alternative. No amount may be transferred into the Six-Month Dollar Cost Averaging Fixed Account.



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Twelve-Month  Dollar Cost  Averaging  Fixed  Account  Money in the  Twelve-Month
Dollar Cost Averaging Fixed Account will earn interest at the annual rate in effect at the time of allocation to the Twelve-Month Dollar Cost Averaging Fixed Account. Each purchase payment and associated interest in the Twelve-Month Dollar Cost Averaging Fixed Account must be transferred to subaccounts of the Variable Account in equal monthly installments within the twelve-month transfer period. If you discontinue the Twelve-Month Dollar Cost Averaging Program before the end of the transfer period, the remaining balance in the Twelve-Month Dollar Cost Averaging Fixed Account will be transferred to the money market subaccount unless you request a different Investment Alternative. No amount may be transferred into the Twelve-Month Dollar Cost Averaging Fixed Account.


Crediting Interest We credit interest daily to money allocated to the Fixed Account Options at a rate which compounds over one year to the interest rate we guaranteed when the money was allocated. We will credit interest to the initial purchase payment allocated to the Fixed Account Options from the issue date. We will credit interest to subsequent purchase payments allocated to the Fixed Account Options from the date we receive them at a rate declared by us. We will credit interest to transfers to the Standard Fixed Account from the date the transfer is made. The interest rate for the Fixed Account Options will never be less than the minimum guaranteed rate shown on the Annuity Data Page.


Transfers Prior to the Payout Start Date, you may transfer amounts among Investment Alternatives. You may make 12 transfers per Certificate Year without charge. Each transfer after the 12th transfer in any Certificate Year may be assessed a transfer fee of .50% of the amount transferred. Transfers are subject to the following restrictions:

o No amount may be transferred into the Six-Month or Twelve-Month Dollar Cost Averaging Fixed Accounts.

o The maximum amount transferable from the Standard Fixed Account during any Certificate Year is the greater of 30% of the Standard Fixed Account balance as of the last Certificate Anniversary or the greatest of any prior transfer from the Standard Fixed Account. This limitation does not apply to Dollar Cost Averaging. However, if any interest rate is renewed at a rate at least one percentage point less than the previous rate, the Certificate Owner may elect to transfer up to 100% of the Funds receiving that reduced rate within 60 days of the notification of the interest rate decrease. The Company reserves the right to defer transfers from the Standard Fixed Account for up to six months from the date of request.

o The minimum amount that may be transferred from the Standard Fixed Account or a Subaccount of the Variable Account is $100; if the total amount remaining in the Standard Fixed Account or the Subaccount of the Variable Account after a transfer would be less than $100, the entire amount may be transferred. These limitations do not apply to the Six-Month and Twelve-Month Dollar Cost Averaging Fixed Accounts.

o We reserve the right to limit the number of transfers in any Certificate Year or to refuse any transfer request for an Owner or certain Owners if, in our sole discretion, we believe that:

     o excessive trading by such Owner or Owners or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the underlying mutual funds or would be to the disadvantage of other Certificate Owners; or

     o we are informed by one or more of the underlying mutual funds that the purchase or redemption of shares is to be restricted because of excessive trading or a specific transfer or group of transfers is deemed to have a detrimental effect on share prices of affected underlying mutual funds.

     Such restrictions may be applied in any manner which is reasonably designed to prevent any use of the transfer right which is considered by us to be to the disadvantage of the other Certificate Owners.

We reserve the right to waive the transfer restrictions contained in this Certificate.


Certificate Value On the issue date of the Certificate, the "Certificate Value" is equal to the initial purchasepayment. After the issue date, the "Certificate Value" is equal to the sum of:

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o    the  number  of  Accumulation  Units  you  hold in each  subaccount  of the
     Variable Account multiplied by the Accumulation Unit Value for that subaccount on the most recent Valuation Date; plus

o    the total value you have in the Fixed Account Options.

If you withdraw the entire Certificate Value, you may receive an amount less than the Certificate Value because a Withdrawal Charge, income tax withholding, and a premium tax charge may apply.


Valuation Period and Valuation Date A "Valuation Period" is the time interval between the closing of the New York Stock Exchange on consecutive Valuation Dates. A "Valuation Date" is any date the New York Stock Exchange is open for trading.


Accumulation Units and Accumulation Unit Value Amounts which you allocate to a subaccount of the Variable Account are used to purchase Accumulation Units in that subaccount. The Accumulation Unit Value for each subaccount at the end of any Valuation Period is calculated by multiplying the Accumulation Unit Value at the end of the immediately preceding Valuation Period by the subaccount's Net Investment Factor for the Valuation Period. The Accumulation Unit Values may go up or down. Additions or transfers to a subaccount of the Variable Account will increase the number of Accumulation Units for that subaccount. Withdrawals or transfers from a subaccount of the Variable Account and Certificate Maintenance Charges will decrease the number of Accumulation Units for that subaccount.


Net Investment Factor For each Variable Subaccount, the "Net Investment Factor" for a Valuation Period is equal to:

o    The sum of:

     o the net asset value per share of the mutual fund underlying the subaccount determined at the end of the current Valuation Period, plus

     o the per share amount of any dividend or capital gain distributions made by the mutual fund underlying the subaccount during the current Valuation Period.


o Divided by the net asset value per share of the mutual fund underlying the subaccount determined as of the end of the immediately preceding Valuation Period.

o    The  result  is  reduced  by  the   Mortality   and  Expense   Risk  Charge
     corresponding to the portion of the current calendar year that is in the current Valuation Period.


Charges The charges for this Certificate include Mortality and Expense Risk Charges, Certificate Maintenance Charges, transfer charges, and taxes. If a withdrawal is made, the Certificate may also be subject to a Withdrawal Charge.

Mortality and Expense Risk Charge The annualized Mortality and Expense Risk Charge will never be greater than 1.25%. (See Net Investment Factor for a description of how this charge is applied.)

Our actual mortality and expense experience will not adversely affect the dollar amount of variable benefits or other contractual payments or values under this Certificate.



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Certificate  Maintenance  Charge Prior to the Payout  Start Date, a  Certificate
Maintenance Charge will be deducted from your Certificate Value on each Certificate anniversary. The charge is deducted only from the subaccounts of the Variable Account. The charge will be deducted from the money market subaccount; if the money market subaccount has insufficient funds to cover the Certificate Maintenance Charge, the balance will be deducted on a pro-rata basis from each of the other subaccounts of the Variable Account in the proportion that your value in each bears to your total value in all subaccounts of the Variable Account, excluding the money market subaccount. A full Certificate Maintenance Charge will be deducted if the Certificate is terminated on any date other than a Certificate anniversary. The annualized charge will never be greater than $30 per Certificate Year. The Certificate Maintenance Charge will be waived if the Certificate Value is greater than $50,000 or if all money is allocated to the Fixed Account Options on the Certificate anniversary.

After the Payout Start Date the Certificate Maintenance Charge will be deducted in equal parts from each income payment. The Certificate Maintenance Charge will be waived if the Certificate Value on the Payout Start Date is $50,000 or more or if all payments are Fixed Amount Income Payments.


Taxes Any premium tax or income tax withholding relating to this Certificate may be deducted from purchase payments or the Certificate Value when the tax is incurred or at a later time.


Withdrawal You have the right to withdraw part or all of your Certificate Value at any time during the Accumulation Phase. A withdrawal must be at least $50. If any withdrawal reduces the Certificate Value to less than $1,000, we will treat the request as a withdrawal of the entire Certificate Value. If you withdraw the entire Certificate Value, the Certificate will terminate.

You must specify the Investment Alternative(s) from which you wish to make a withdrawal. When you make a withdrawal, your Certificate Value will be reduced by the amount paid to you and any applicable Withdrawal Charge and/or taxes. A Certificate Maintenance Charge will also be deducted if the Certificate is terminated. Any Withdrawal Charge will be waived on withdrawals taken to satisfy IRS minimum distribution rules. This waiver is permitted only for withdrawals which satisfy distributions resulting from this Certificate.


Free Withdrawal Amount Each Certificate Year, the Free Withdrawal Amount is equal to the greater of earnings not previously withdrawn or 15% of purchase payments. Each Certificate Year, you may withdraw the Free Withdrawal Amount without any Withdrawal Charge. Any Free Withdrawal Amount which is not withdrawn during a Certificate year may not be carried over to increase the Free Withdrawal Amount available in a subsequent year.


Withdrawal Charge Withdrawals in excess of the Free Withdrawal Amount will be subject to a Withdrawal Charge as follows:

Payment Year:   1      2      3      4      5     6      7        8 and Later

Percentage:     7%     7%     6%     5%     4%    3%     2%       0%


To determine the Withdrawal Charge, we assume that purchase payments are withdrawn first, beginning with the oldest payment. When all purchase payments have been withdrawn, additional withdrawals will not be assessed a Withdrawal Charge.

For each purchase payment withdrawal, the "Payment Year" in the table is measured from the date we received the purchase payment. The Withdrawal Charge is determined by multiplying the percentage corresponding to the Payment Year times that part of each purchase payment withdrawal that is in excess of the Free Withdrawal Amount.

Death of Owner If you die prior to the Payout Start Date, the new Owner will be the surviving Owner. If there is no surviving Owner, the new Owner will be the Beneficiary(ies). The new Owner will have the options described below.

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1.   If the sole new Owner is your spouse:

     a. Your spouse may elect, within 180 days of the date of your death, to receive the Death Benefit described below in a lump sum.

     b. Your spouse may elect, within 180 days of the date of your death, to receive an amount equal to the Death Benefit paid out under one of the Income Plans described in the Payout Phase section. The Payout Start Date must be within one year of your date of death. Income Payments must be:

          i.   over the life of your spouse; or

          ii. for a guaranteed number of payments from 5 to 30 years but not to exceed the life expectancy of your spouse; or

          iii. Over the life of your spouse with a guaranteed number of payments from 5 to 30 years but not to exceed the life expectancy of your spouse.

     c. If your spouse does not elect one of the options above, then your spouse may continue the Certificate in the Accumulation Phase as if the death had not occurred. If the Certificate is continued in the Accumulation Phase, the following conditions apply:

          o On the day the Certificate is continued, the Certificate Value will be the Death Benefit as determined at the end of the Valuation Period during which we received due proof of death.

          o The surviving spouse may make a single withdrawal of any amount within one year of the date of death without incurring a Withdrawal Charge.

          o Prior to the Payout Start Date, the Death Benefit of the continued Certificate will be the greater of:

          o the sum of all purchase payments reduced by a withdrawal adjustment, as defined in the Death Benefit provision; or

          o    the Certificate Value on the date we determine the Death Benefit;
               or

          o the Maximum Anniversary Value, as defined in the Death Benefit provision, with the following changes:

          o "Date of Issue" is replaced by the date the Certificate is continued; and

          o "Initial purchase payment" is replaced with the Death Benefit as determined at the end of the Valuation Period during which we received due proof of death.

2. If the new Owner is not your spouse but is a Natural Person, then this new Owner has the following options:

     a. The new Owner may elect, within 180 days of the date of your death, to receive the death benefit described below in a lump sum.

     b. The new Owner may elect, within 180 days of the date of your death, to receive an amount equal to the Death Benefit paid out under one of the Income Plans described in the Payout Phase section. The Payout Start Date must be within one year of your date of death. Income Payments must be:


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          i.   over the life of the new Owner; or

          ii. for a guaranteed number of payments from 5 to 30 years but not to exceed the life expectancy of the new Owner; or

          iii. Over the life of the new Owner with a guaranteed number of payments from 5 to 30 years but not to exceed the life expectancy of the new Owner.

     c. The new Owner may elect to receive the Settlement Value payable in a lump sum within 5 years of your date of death.

3. If the new Owner is a corporation or other non-Natural Person:

     a. The non-natural Owner may elect, within 180 days of your death, to receive the Death Benefit in a lump sum.

     b. The non-natural Owner may elect to receive the Settlement Value payable in a lump sum within 5 years of your date of death.

If any new Owner is a non-Natural Person, all new Owners will be considered to be be non-Natural Persons for the above purposes.

If the new Owner who is not your spouse does not make one of the above described elections, the Settlement Value must be withdrawn by the new Owner on or before the mandatory distribution date 5 years after your date of death. Under any of these options, all ownership rights are available to the new Owner from the date of your death to the date on which the Death Benefit or Settlement Value is paid. We reserve the right to extend beyond 180 days the period when we will pay the Death Benefit.


Death of Annuitant If the Annuitant who is not also the Owner dies prior to the Payout Start Date, the Owner must elect an applicable option listed below. If the option selected is 1(a) or 1(b)(ii) below, the new Annuitant will be the youngest Owner, unless the Owner names a different Annuitant.

1.   If the Owner is a Natural Person:

     a. The Owner may choose to continue this Certificate as if the death had not occurred; or

     b. If we receive due proof of death within 180 days of the date of the Annuitant's death, then the Owner may alternatively choose to:

          i.   Receive the Death Benefit in a lump sum; or

          ii. Apply the Death Benefit to an Income Plan which must begin within one year of the date of death.

2.   If the Owner is a non-Natural Person:

     a. The non-natural Owner may elect, within 180 days of the Annuitant's date of death, to receive the Death Benefit in a lump sum; or

     b. The non-natural Owner may elect to receive the Settlement Value payable in a lump sum within 5 years of the Annuitant's date of death.

If the non-natural Owner does not make one of the above described elections, the Settlement Value must be withdrawn by the non-natural Owner on or before the mandatory distribution date 5 years after the Annuitant's death.

Under any of these options, all ownership rights are available to the Owner from the date of the Annuitant's death to the date on which the Death Benefit or Settlement Value is paid. We reserve the right to extend beyond 180 days the period when we will pay the Death Benefit.

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Death Benefit  Except as defined above when the surviving  spouse  continues the
Certificate, prior to the Payout Start Date, the Death Benefit is equal to the greatest of the following Death Benefit alternatives:

     o the sum of all purchase payments reduced by a withdrawal adjustment, as defined below; or

     o    the Certificate Value on the date we determine the Death Benefit; or

     o    the Maximum Anniversary Value.

     o On the date of issue, the Maximum Anniversary Value is equal to the initial purchase payment.

     o After issue, the Maximum Anniversary Value is recalculated when a purchase payment or withdrawal is made or on a certificate anniversary as follows:

          A. For purchase payments, the Maximum Anniversary Value is equal to the most recently calculated Maximum Anniversary Value plus the purchase payment.

          B. For withdrawals, the Maximum Anniversary Value is equal to the most recently calculated Maximum Anniversary Value reduced by a withdrawal adjustment, as defined below.

          C. On each certificate anniversary, the Maximum Anniversary Value is equal to the greater of the Certificate Value or the most recently calculated Maximum Anniversary Value.

               In the absence of any withdrawals or purchase payments, the Maximum Anniversary Value will be the greatest of all anniversary Certificate Values on or prior to the date we calculate the death benefit.

               The Maximum Anniversary Value will be recalculated until the first Certificate Anniversary after the 80th birthday of the oldest Owner or, if no Owner is a living individual, the Annuitant. After that date, the Maximum Anniversary Value will be recalculated only for purchase payments and withdrawals. The Maximum Anniversary Value will never be greater than the maximum death benefit allowed by any non-forfeiture laws which govern this Certificate.

The withdrawal adjustment is equal to (a) divided by (b), with the result multiplied by (c), where:

          (a)  = the withdrawal  amount.
          (b)  = the Certificate Value immediately prior to the withdrawal.
          (c) = the value of the applicable Death Benefit alternative immediately prior to the withdrawal.

We will determine the value of the Death Benefit as of the end of the Valuation Period during which we receive a complete request for payment of the Death Benefit. A complete request includes due proof of death.


Settlement Value The Settlement Value is the same amount that would be paid in the event of a full withdrawal of the Certificate Value. We will calculate the Settlement Value at the end of the Valuation Period coinciding with the requested distribution date for payment or on the mandatory distribution date of 5 years after the date of death, whichever is earlier.



PAYOUT PHASE
--------------------------------------------------------------------------------

Payout Phase Defined The "Payout Phase" is the second of the two phases during your Certificate. During this phase the Certificate Value less any applicable taxes is applied to the Income Plan you choose and is paid out as provided in that plan.

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The Payout Phase begins on the Payout Start Date. It continues until we make the last payment as provided by the Income Plan chosen.


Payout Start Date The "Payout Start Date" is the date the Certificate Value less any applicable taxes is applied to an Income Plan. The anticipated Payout Start Date is shown on the Annuity Data Page. You may change the Payout Start Date by writing to us at least 30 days prior to this date.

The Payout Start Date must be on or before the later of:

o    the Annuitant's 90th birthday; or

o    the 10th anniversary of the Certificate's issue date.


Income Plans An "Income Plan" is a series of payments on a scheduled basis to you or to another person designated by you. The Certificate Value on the Payout Start Date less any applicable taxes, will be applied to your Income Plan choice from the following list:

1. Life Income with Guaranteed Payments. We will make payments for as long as the Annuitant lives. If the Annuitant dies before the selected number of guaranteed payments have been made, we will continue to pay the remainder of the guaranteed payments.

2. Joint and Survivor Life Income with Guaranteed Payments. We will make payments for as long as either the Annuitant or joint Annuitant, named at the time of Income Plan selection, lives. If both the Annuitant and the joint Annuitant die before the selected number of guaranteed payments have been made, we will continue to pay the remainder of the guaranteed payments.

3. Guaranteed Number of Payments. We will make payments for a specified number of months beginning on the Payout Start Date. These payments do not depend on the Annuitant's life. The number of months guaranteed may be from 60 to
     360. Income payments for less than 120 months may be subject to a Withdrawal Charge.

We reserve the right to make available other Income Plans.


Income Payments Income payment amounts may be Variable Amount Income Payments, Fixed Amount Income Payments, or both. The method of calculating the initial payment is different for the two types of payments. The Certificate Maintenance Charge will be deducted in equal payments from each income payment. The Certificate Maintenance Charge will be waived if the Certificate Value on the Payout Start Date is $50,000 or more or if all payments are Fixed Amount Income Payments.


Variable Amount Income Payments Variable Amount Income Payments will vary to reflect the performance of the Variable Account. The portion of the initial income payment based upon a particular Variable subaccount is determined by applying the amount of the Certificate Value in that subaccount on the Payout Start Date, less any applicable premium tax, to the appropriate value from the Income Payment Table. This portion of the initial income payment is divided by the Annuity Unit Value on the Payout Start Date for that Variable subaccount to determine the number of Annuity Units from that subaccount which will be used to determine subsequent income payments. Unless transfers are made between subaccounts, each subsequent income payment from that subaccount will be that number of Annuity Units times the Annuity Unit Value for the subaccount for the Valuation Date on which the income payment is made.


Annuity Unit Value The Annuity Unit Value for each subaccount of the Variable Account at the end of any Valuation Period is calculated by:

LU4429

o multiplying the Annuity Unit Value at the end of the immediately preceding Valuation Period by the subaccount's Net Investment Factor during the period; and then


o dividing the result by 1.000 plus the assumed investment rate for the period. The assumed investment rate is an effective annual rate of 3%. We reserve the right to offer an assumed investment rate greater than 3%.


Fixed Amount Income Payments The income payment amount derived from any monies allocated to the Fixed Account Options during the Accumulation Phase is fixed for the duration of the Income Plan. The Fixed Amount Income Payment is calculated by applying the portion of the Certificate Value in the Fixed Account Options on the Payout Start Date, less any applicable premium tax, to the greater of the appropriate value from the Income Payment Table selected or such other value as we are offering at that time.


Annuity Transfers After the Payout Start Date, no transfers may be made from the Fixed Amount Income Payment. Transfers between subaccounts of the Variable Account may not be made for six months after the Payout Start Date. Transfers from the Variable Amount Income Payment to the Fixed Amount Income Payment may be made only if Income Plan 3 has been chosen, and may not be made for six months after the Payout Start Date. Transfers permitted above may be made once every six months after the initial six-month waiting period concludes.


Payout Terms and Conditions The income payments are subject to the following terms and conditions:

o If no purchase payments have been received for two years and the Certificate Value is less than $2,000, or not enough to provide an initial payment of at least $20, we reserve the right to:

     o    change the payment frequency to make the payment at least $20; or

     o terminate the Certificate and pay you the Certificate Value less any applicable taxes in a lump sum.

o If we do not receive a written choice of an Income Plan from you at least 30 days before the Payout Start Date, the Income Plan will be Life Income with Guaranteed Payments for 120 months.

o If you choose an Income Plan which depends on any person's life, we may require:

     o    proof of age and sex before income payments begin; and

     o proof that the Annuitant or joint Annuitant is still alive before we make each payment.

o After the Payout Start Date, the Income Plan cannot be changed and withdrawals cannot be made unless income payments are being made from the Variable Account under Income Plan 3. You may terminate the income payments being made from the Variable Account under Income Plan 3 at any time and withdraw their value, subject to Withdrawal Charges.

o If any Owner dies during the Payout Phase, the remaining income payments will be paid to the successor Owner as scheduled.


INCOME PAYMENT TABLES
-----------------------------------------------------------------------------

The initial income payment will be at least the amount based on the adjusted age of the Annuitant(s) and the tables below, less any federal income taxes which are withheld. The adjusted age is the actual age on the Payout Start Date reduced by one year for each six full years between January 1, 1983 and the Payout Start Date. Income payments for ages and guaranteed payment periods not shown below will be determined on a basis consistent with that used to determine those that are shown. The Income Payment Tables are based on 3.0% interest and the 1983a Annuity Mortality Tables.

LU4429



Income Plan 1 - Life Income with Guaranteed Payments for 120 Months

                            Monthly Income Payment for each $1,000 Applied to this Income Plan
-----------------------------------------------------------------------------------------------------------------------------

   Annuitant's                                Annuitant's                                  Annuitant's
      Age              Male     Female            Age              Male     Female            Age             Male    Female
------------------ ------------------------ -----------------  -----------------------  -----------------  ------------------

       35             $3.43     $3.25              49             $4.15    $3.82               63             $5.52   $4.97
       36              3.47      3.28              50              4.22     3.88               64              5.66     5.09
       37              3.51      3.31              51              4.29     3.94               65              5.80     5.22
       38              3.55      3.34              52              4.37     4.01               66              5.95     5.35
       39              3.60      3.38              53              4.45     4.07               67              6.11     5.49
       40              3.64      3.41              54              4.53     4.14               68              6.27     5.64
       41              3.69      3.45              55              4.62     4.22               69              6.44     5.80
       42              3.74      3.49              56              4.71     4.29               70              6.61     5.96
       43              3.79      3.53              57              4.81     4.38               71              6.78     6.13
       44              3.84      3.58              58              4.92     4.46               72              6.96     6.31
       45              3.90      3.62              59              5.02     4.55               73              7.13     6.50
       46              3.96      3.67              60              5.14     4.65               74              7.31     6.69
       47              4.02      3.72              61              5.26     4.75               75              7.49     6.88
       48              4.08      3.77              62              5.39     4.86
================== ======================== =================  =======================  =================  =========================



Income Plan 2 - Joint and Survivor Life Income with Guaranteed Payments for 120 Months

                             Monthly Income Payment for each $1,000 Applied to this Income Plan
-----------------------------------------------------------------------------------------------------------------------------

                                                                     Female Annuitant's Age
       Male
    Annuitant's         35          40          45           50           55            60          65             70           75
        Age
-------------------  ----------- ------------- ------------- -----------  ----------  ----------- -----------  ----------  --------

        35            $3.09       $3.16        $3.23       $3.28       $3.32         $3.36        $3.39         $3.40        $3.42
        40             3.13        3.22         3.31        3.39        3.46          3.51         3.56          3.59         3.61
        45             3.17        3.28         3.39        3.50        3.60          3.69         3.76          3.81         3.85
        50             3.19        3.32         3.45        3.60        3.74          3.87         3.98          4.07         4.14
        55             3.21        3.35         3.51        3.68        3.87          4.06         4.23          4.37         4.48
        60             3.23        3.37         3.55        3.75        3.98          4.23         4.47          4.70         4.88
        65             3.24        3.39         3.57        3.80        4.07          4.37         4.71          5.04         5.34
        70             3.24        3.40         3.59        3.83        4.13          4.48         4.90          5.36         5.81
        75             3.25        3.41         3.61        3.86        4.17          4.56         5.04          5.61         6.22
===================  =========== ===========  =========== =========== ============= ===========  ============  ============ =======


LU4429

Income Plan 3 - Guaranteed Number of Payments

                                  Monthly Income Payment for each
    Specified Period              $1,000 Applied to this Income Plan
--------------------------------  ----------------------------------------------
        10 Years                                    $9.61
        11 Years                                     8.86
        12 Years                                     8.24
        13 Years                                     7.71
        14 Years                                     7.26
        15 Years                                     6.87
        16 Years                                     6.53
        17 Years                                     6.23
        18 Years                                     5.96
        19 Years                                     5.73
        20 Years                                     5.51
================================  ==============================================



GENERAL PROVISIONS
-------------------------------------------------------------------------------

The Entire Contract The entire contract consists of this Certificate, the Master Policy, the Master Policy application, any written application, and any Certificate endorsements and riders.

All statements made in a written application are representations and not warranties. No statement will be used by us in defense of a claim or to void the Certificate unless it is included in a written application.

We may not modify this Certificate without your consent, except to make it comply with any changes in the Internal Revenue Code or as required by any other applicable law. Only our officers may change this Certificate. No other individual may do this.


Master Policy Amendment or Termination The Master Policy may be amended by us, terminated by us, or terminated by the Master Policyholder without the consent of any other person. No termination completed after the issue date of this Certificate will adversely affect your rights under this Certificate.


Incontestability We will not contest the validity of this Certificate after the issue date.


Misstatement of Age or Sex If any age or sex has been misstated, we will pay the amounts which would have been paid at the correct age and sex.

If we find the misstatement of age or sex after the income payments begin, we will:

o pay all amounts underpaid including interest calculated at an effective annual rate of 6%; or

o    stop payments until the total payments are equal to the corrected amount.


Annual Statement At least once a year, prior to the Payout Start Date, we will send you a statement containing Certificate Value information. The effective date of the information in the annual statement will not be more than two months before date of mailing. We will provide you with Certificate Value information at any time upon request. The information presented will comply with any applicable law.



LU4429

Settlements We may require that this Certificate be returned to us prior to any settlement. We must receive due proof of death of the Owner or Annuitant prior to settlement of a death claim. Due proof of death is one of the following:

o    a certified copy of a death certificate; or

o a certified copy of a decree of a court of competent jurisdiction as to a finding of death; or

o    any other proof acceptable to us.

Any full withdrawal or Death Benefit under this Certificate will not be less than the minimum benefits required by any statute of the state in which the Certificate is delivered.


Deferment of Payments We will pay any amounts due from the Variable Account under this Certificate within seven days, unless:

o the New York Stock Exchange is closed for other than usual weekends or holidays, or trading on such Exchange is restricted;

o    an emergency  exists as defined by the Securities and Exchange  Commission;
     or

o the Securities and Exchange Commission permits delay for the protection of Certificate holders.

We reserve the right to postpone payments or transfers from the Fixed Account options for up to six months. If we elect to postpone payments from the Fixed Account for 30 days or more, we will pay interest as required by applicable law. Any interest would be payable from the date the withdrawal request is received by us to the date the payment is made.


Variable Account Modifications We reserve the right, subject to applicable law, to make additions to, deletions from, or substitutions for the mutual fund shares underlying the subaccounts of the Variable Account. We will not substitute any shares attributable to your interest in a subaccount of the Variable Account without notice to you and prior approval of the Securities and Exchange Commission, to the extent required by the Investment Company Act of 1940, as amended.

We reserve the right to establish additional subaccounts of the Variable Account, each of which would invest in shares of a mutual fund. You may then instruct us to allocate purchase payments or transfers to such subaccounts, subject to any terms set by us or the mutual fund.

In the event of any such substitution or change, we may by endorsement, make such changes as may be necessary or appropriate to reflect such substitution or change.

If we deem it to be in the best interests of persons having voting rights under the certificates, the Variable Account may be operated as a management company under the Investment Company Act of 1940, as amended, or it may be deregistered under such Act in the event such registration is no longer required.


LU4429

ANNUITY DATA
----------------------------------------------------------------------

CERTIFICATE NUMBER:..........................................444444444

ISSUE DATE:...........................................January 15, 1999

INITIAL PURCHASE PAYMENT:...................................$10,000.00
                                                                   IRA

INITIAL ALLOCATION OF PURCHASE PAYMENT:

                                                          ALLOCATED
                                                          AMOUNT (%)

VARIABLE SUB-ACCOUNTS
        Sub-account 1                                         10%
        Sub-account 2                                         15%
        Sub-account 3                                         15%
        Sub-account 4                                         10%


                                                                                                 RATE
                                                 ALLOCATED             GUARANTEED                GUARANTEED
                                                 AMOUNT (%)            INTEREST RATE             THROUGH
                                                 ----------            -------------             ----------

STANDARD FIXED ACCOUNT
        1 Year Guarantee Period                      10%                    5.00%                01/15/2000

DOLLAR COST AVERAGING FIXED ACCOUNTS
        Six-Month DCA Account                        20%                    5.00%                07/15/1999
        Twelve-Month DCA Account                     20%                    5.00%                01/15/2000



MINIMUM GUARANTEED RATE
        Fixed Account Options:.....................3.00%

PAYOUT START DATE:......................January 15, 2054

OWNER:..........................................John Doe
 ................................................Jane Doe

ANNUITANT:......................................John Doe
        AGE AT ISSUE:.................................35
        SEX:........................................Male

                                  RELATIONSHIP
BENEFICIARY                        TO OWNER                  PERCENTAGE
-----------                       ------------               ----------
Jane Doe                             Wife                       100%

                                  RELATIONSHIP
CONTINGENT BENEFICIARY             TO OWNER                  PERCENTAGE
----------------------            ------------               ----------
Susan Doe                           Daughter                    100%

DPA4429

                         ALLSTATE LIFE INSURANCE COMPANY
                          (herein called "we" or "us")

                      Enhanced Beneficiary Protection Rider



This rider was issued because you selected the Enhanced Beneficiary Protection Rider.

As used in this rider, "Contract" means the Contract or Certificate to which this rider is attached.

For purposes of this rider, "Rider Date" is the date this rider was issued as a part of your Contract: xx/xx/xxxx


The Death Benefit provision of your Contract is modified as follows:


I. The Death Benefit will be the greatest of the values stated in your Contract, or the value of the Enhanced Beneficiary Protection Rider.

     The Enhanced Beneficiary Protection Rider is calculated as follows:

     o On the Rider Date, the Enhanced Beneficiary Protection Rider is equal to the Contract Value.

     o After the Rider Date, the Enhanced Beneficiary Protection Rider plus any subsequent purchase payments and less a withdrawal adjustment for any subsequent withdrawals will accumulate daily at a rate equivalent to 5% per year until the earlier of:

          1.   the date we determine the Death Benefit, or

          2. the first Contract Anniversary following the 80th birthday of the oldest Owner or, if no Owner is a living individual, the oldest Annuitant.


     Withdrawal Adjustment


          The adjustment is equal to (1) divided by (2), with the result multiplied by (3), where:

                  (1)  =  the withdrawal amount.
                  (2) = the Contract Value  immediately prior to the withdrawal.
                  (3) = the most recently calculated Income Base.

          The Enhanced Beneficiary Protection Rider will never be greater than the maximum death benefit allowed by any nonforfeiture laws which govern this Contract.


II. The Mortality and Expense Risk Charge provision of your Contract is modified as follows:



LU4430                                                                  (11/98)

     On and after the Rider Date, the maximum annualized Mortality and Expense Risk Charge is increased by 0.15% for this rider.


Except as amended by this rider, the Contract remains unchanged.






  Secretary                         Chairman and Chief Executive Officer

                         ALLSTATE LIFE INSURANCE COMPANY
                          (herein called "we" or "us")

                       Retirement Income Guarantee Rider 1



This rider was issued because you selected Retirement Income Guarantee Rider 1.

As used in this rider, "Contract" means the Contract or Certificate to which this rider is attached.

For purposes of this rider, "Rider Date" is the date this rider was made a part of your Contract: xx/xx/xxxx

The following provision is added to your Contract.


Retirement Income Guarantee Rider 1

Qualifications

On the Payout Start Date, the Owner may choose to receive income payments defined in the Retirement Income Guarantee Rider 1 provision if all of the following conditions are met.

o The Owner elects a Payout Start Date that is on or after the tenth anniversary of the Rider Date;

o The Payout Start Date occurs during the 30 day period following a Contract anniversary;

o    The Income Base is applied to Fixed Amount Income Payments; and

o The selected Income Plan provides payments guaranteed for either single or joint life with a period certain of at least:

     o 10 years, if the youngest Annuitant's age is 80 or less on the date the amount is applied, or

     o 5 years, if the youngest Annuitant's age is greater than 80 on the date the amount is applied.


Income Base

The Income Base is used to determine the value of the Guaranteed Income Benefit. The Income Base is determined as follows:

o    On the Rider Date, the Income Base is equal to the Contract Value.

o After the Rider Date, the Income Base is recalculated when a purchase payment or withdrawal is made as follows:

     o For purchase payments, the Income Base is equal to the most recently calculated Income Base plus the purchase payment.

     o For withdrawals, the Income Base is equal to the most recently calculated Income Base reduced by a withdrawal adjustment.

LU4431                                      Page 1

In the absence of any withdrawals or purchase payments, the Income Base will be equal to the Contract Value on the Rider Date.

The Income Base is used solely for the purpose of calculating the Guaranteed Income Benefit and does not provide a contract value or guarantee performance of any investment option.


Withdrawal Adjustment

          The adjustment is equal to (1) divided by (2), with the result multiplied by (3), where:

                  (1) = the withdrawal amount.
                  (2) = the Contract Value  immediately prior to the withdrawal.
                  (3) = the most recently calculated Income Base.



Guaranteed Income Benefit

The Guaranteed Income Benefit amount is determined by applying the Income Base less any applicable taxes to the guaranteed rates for the Income Plan elected by the Owner. The Income Plan selected must satisfy the conditions defined in Qualifications above. The rates are the guaranteed rates defined in the Income Payment Tables section of the Contract for either a single or joint life with a period certain.

On the Payout Start Date, the income payment will be the greater of the Guaranteed Income Benefit and the income payment provided in the Fixed Amount Income Payments provision of the Contract.


Rider Fee

On or before the Maturity Date, the Rider Fee is deducted on each contract anniversary. The amount of the Rider Fee is equal to .05% multiplied by the Income Base in effect on that Contract Anniversary. The fee is deducted only from the subaccounts of the Variable Account. The fee will be deducted on a pro-rata basis from each of the subaccounts of the Variable Account in the proportion that your value in each bears to your total value in all subaccounts of the Variable Account.

In the case of full withdrawal of the contract value on any date other than the contract anniversary,we will deduct the Rider Fee from the amount paid upon withdrawal. In the case of a full withdrawal, the Rider Fee is equal to .05% multiplied by the Income Base immediately prior to withdrawal. The Rider Fee will not be deducted during the Payout Phase. For purposes of determining the Rider Fee, income payment commencement shall be treated as a full withdrawal.


Accumulation Units

The "Accumulation Units and Accumulation Unit Value" provision of your Contract is amended to read as follows:


         Accumulation Units and Accumulation Unit Value Amounts which you allocate to a subaccount of the Variable Account are used to purchase Accumulation Units in that subaccount. The Accumulation Unit Value for each subaccount at the end of any Valuation Period is calculated by multiplying the Accumulation Unit Value at the end of the immediately preceding Valuation Period by the subaccount's Net Investment Factor for the Valuation Period. The Accumulation Unit Values may go up or down. Additions or transfers to a subaccount of the Variable Account will increase the number of Accumulation

LU4431                                      Page 2

         Units for that subaccount. Withdrawals or transfers from a subaccount of the Variable Account, Contract Maintenance Charges, and Rider Fees will decrease the number of Accumulation Units for that subaccount.



Except as amended in this Rider, the Contract remains unchanged.




Secretary                              Chairman and Chief Executive Officer


LU4431                                      Page 3

                         ALLSTATE LIFE INSURANCE COMPANY
                          (herein called "we" or "us")

                       Retirement Income Guarantee Rider 2



This rider was issued because you selected Retirement Income Guarantee Rider 2.

As used in this rider, "Contract" means the Contract or Certificate to which this rider is attached.

For purposes of this rider, "Rider Date" is the date this rider was made a part of your Contract: xx/xx/xxxx

The following provision is added to your Contract.



Retirement Income Guarantee Rider 2

Qualifications

On the Payout Start Date, the Owner may choose to receive income payments defined in the Retirement Income Guarantee Rider 2 provision if all of the following conditions are met.

o The Owner elects a Payout Start Date that is on or after the tenth anniversary of the Rider Date;

o The Payout Start Date occurs during the 30 day period following a Contract anniversary;

o    The Income Base is applied to Fixed Amount Income Payments; and

o The selected Income Plan provides payments guaranteed for either single or joint life with a period certain of at least:

     o 10 years, if the youngest Annuitant's age is 80 or less on the date the amount is applied, or

     o 5 years, if the youngest Annuitant's age is greater than 80 on the date the amount is applied.


Income Base

The Income Base is the greater of Income Base A and Income Base B.

     Income Base A.

     o    On the Rider Date, Income Base A is equal to the Contract Value.

     o After the Rider Date, Income Base A is recalculated as follows on the Contract Anniversary and when a purchase payment or withdrawal is made:

          o For purchase payments, Income Base A is equal to the most recently calculated Income Base plus the purchase payment.

LU4432                                                                 (11/98)

          o For withdrawals, Income Base A is equal to the most recently calculated Income Base reduced by a withdrawal adjustment.

          o On each Contract anniversary, Income Base A is equal to the greater of the Contract Value or the most recently calculated Income Base A.

     In the absence of any withdrawals or purchase payments, Income Base A will be the greatest of the Contract Value on the Rider Date and all contract anniversary Contract Values between the Rider Date and the Payout Start Date.

     Income Base A will be recalculated for purchase payments, for withdrawals and on Contract Anniversaries until the first Contract Anniversary after the 85th birthday of the oldest Owner or, if no Owner is a living individual, the oldest Annuitant.

     After that date, Income Base A will be recalculated only for purchase payments and withdrawals.

     Income Base A is used solely for the purpose of calculating the Guaranteed Income Benefit and does not provide a contract value or guarantee performance of any investment option.


     Income Base B.

     On the Rider Date, Income Base B is equal to the Contract Value. After the Rider Date, Income Base B plus any subsequent purchase payments and less a withdrawal adjustment for any subsequent withdrawals will accumulate daily at a rate equivalent to 6% per year until the first day of the month following the oldest owner's or, if the owner is not a living individual, the annuitant's 85th birthday.


     Withdrawal Adjustment


          The adjustment is equal to (1) divided by (2), with the result multiplied by (3), where:

                  (1)  =  the withdrawal amount.
                  (2) = the Contract Value  immediately prior to the withdrawal.
                  (3) = the most recently calculated Income Base.



     Guaranteed Income Benefit

     The Guaranteed Income Benefit amount is determined by applying the Income Base less any applicable taxes to the guaranteed rates for the Income Plan elected by the Owner. The Income Plan selected must satisfy the conditions defined in Qualifications above. The rates are the guaranteed rates defined in the Income Payment Tables section of the Contract for either a single or joint life with a period certain.

     On the Payout Start Date, the income payment will be the greater of the Guaranteed Income Benefit and the income payment provided in the Fixed Amount Income Payments provision of the Contract.


     Rider Fee

     On or before the Maturity Date, the Rider Fee is deducted on each contract anniversary. The amount of the Rider Fee is equal to .30% multiplied by the Income Base in effect on that Contract Anniversary. The fee is deducted only from the subaccounts of the Variable Account. The fee will be deducted on a pro-rata basis from each of the subaccounts of the Variable Account in the proportion that your value in each bears to your total value in all subaccounts of the Variable Account.

     In the case of full withdrawal of the contract value on any date other than the contract anniversary,we will deduct the Rider Fee from the amount paid upon withdrawal. In the case of a full withdrawal, the Rider Fee is equal to .30% multiplied by the Income Base immediately prior to withdrawal. The Rider Fee will not be deducted during the Payout Phase. For purposes of determining the Rider Fee, income payment commencement shall be treated as a full withdrawal.


     Accumulation Units

     The "Accumulation Units and Accumulation Unit Value" provision of your Contract is amended to read as follows:

LU4432                                                                  (11/98)

     Accumulation Units and Accumulation Unit Value Amounts which you allocate to a subaccount of the Variable Account are used to purchase Accumulation Units in that subaccount. The Accumulation Unit Value for each subaccount at the end of any Valuation Period is calculated by multiplying the Accumulation Unit Value at the end of the immediately preceding Valuation Period by the subaccount's Net Investment Factor for the Valuation Period. The Accumulation Unit Values may go up or down. Additions or transfers to a subaccount of the Variable Account will increase the number of Accumulation Units for that subaccount. Withdrawals or transfers from a subaccount of the Variable Account, Contract Maintenance Charges, and Rider Fees will decrease the number of Accumulation Units for that subaccount.

Except as amended in this Rider, the Contract remains unchanged.






Michael J. Velotta                    Louis G. Lower, II
      Secretary                       Chairman and Chief Executive
                                         Officer

                         ALLSTATE LIFE INSURANCE COMPANY
                          (herein called "we" or "us")

                  Amendatory Endorsement for Waiver of Charges


As used in this endorsement, "Contract" means the Contract or Certificate to which this endorsement is attached.

The benefits provided by this endorsement do not impact any tax liabilities or IRS penalties incurred as a result of a withdrawal. You are responsible for all such liabilities and penalties.

The following provisions are added to your Contract:

Waiver for Confinement in Long Term Care Facility or Hospital We will waive any applicable Withdrawal Charge and Market Value Adjustment prior to the Payout Start Date if at least 30 days after the issue date any owner, or, if the owner is not a living individual, the annuitant is first confined to a Long Term Care Facility or Hospital under the following conditions:

o    confinement  is  for  at  least  90  consecutive  days;
o    confinement  is prescribed by a Physician;
o    confinement is Medically Necessary;  and
o the request for a withdrawal and Due Proof of confinement are received by us no later than 90 days after discharge.

"Physician" is a licensed medical doctor (M.D.) or a licensed doctor of osteopathy (D.O.) practicing within the scope of his or her license. Physician does not include the individual, a spouse, children, parents, grandparents, grandchildren, siblings, or in-laws.

"Due Proof" includes, but is not limited to, a letter signed by a Physician stating the dates the owner or annuitant was confined, the name and location of the Long Term Care Facility or Hospital, a statement that the confinement was Medically Necessary, and, if released, the date the owner or annuitant was released from the Long Term Care Facility or Hospital.

"Medically Necessary" means appropriate and consistent with the diagnosis in accord with accepted standards of practice, and which could not have been omitted without adversely affecting the individual's condition.

"Long Term Care Facility" is a facility which:

1.  is located in the United States or its territories;
2.  is licensed by the jurisdiction in which it is located;
3.  provides custodial care under the supervision of a registered nurse (R.N.);
    and
4.  can accommodate three or more persons.

"Hospital" is a facility which:

1.  is licensed as a hospital by the jurisdiction in which it is located;
2.  is supervised by a staff of licensed physicians;
3. provides nursing services 24 hours a day by, or under the supervision of, a registered nurse (R.N.);
4. operates primarily for the care and treatment of sick or injured persons as inpatients for a charge; and
5.  has access to medical, diagnostic and major surgical facilities.


Waiver for Terminal Illness We will waive any applicable Withdrawal Charge and Market Value Adjustment prior to the Payout Start Date if at least 30 days after the issue date any owner, or, if the owner is not a living individual, the annuitant is first diagnosed by a Physician as having a Terminal Illness. The request for the withdrawal must be received by us at least 30 days after the issue date. Due Proof of the diagnosis must be given to us prior to, or at the time of, the withdrawal request. We may require a second opinion at our expense by a Physician chosen by us. In the event that the first and second Physicians disagree, we will require a third opinion at our expense by a Physician chosen by us. We will honor a consensus of any two of the three Physicians.

"Physician" is a licensed medical doctor (M.D.) or a licensed doctor of osteopathy (D.O.) practicing within the scope of his or her license.

LU4433                                                                  (12/98)

Physician does not include the individual, a spouse, children, parents, grandparents, grandchildren, siblings, or in-laws.

"Due Proof" includes, but is not limited to, a letter signed by a Physician stating that the owner or annuitant has a Terminal Illness and the date the Terminal Illness was first diagnosed.

"Terminal Illness" is a condition which is expected to result in death within one year from the date of onset for 80% of the diagnosed cases.


Waiver for  Unemployment  You may  request a one time  waiver of any  applicable
Withdrawal Charge and Market Value Adjustment on a partial or full withdrawal prior to the Payout Start Date if:

1.   you become unemployed at least 1 year after the issue date of the Contract;
     and

2. you receive Unemployment Compensation for at least 30 consecutive days as a result of that unemployment; and

3. this benefit is exercised within 180 days of your initial receipt of Unemployment Compensation.

If the owner is not a living individual, then the above three conditions apply to the annuitant.

This benefit may be exercised only once during the Accumulation Phase.

Before we waive Withdrawal Charges, you must give us Due Proof that the owner or annuitant has been unemployed and have been granted Unemployment Compensation for at least 30 consecutive days. You must give us Due Proof prior to, or at the time of, the withdrawal request.

"Unemployment Compensation" means unemployment compensation received from a unit of government in the U.S. (state or federal).

"Due Proof" includes, but is not limited to, a legible photocopy of an Unemployment Compensation payment that meets the above described criteria with regard to dates and a signed letter from you stating that the owner or annuitant meets the above described criteria.


Except as amended in this endorsement, the Contract remains unchanged.







Secretary                           Chairman and Chief Executive Officer

                         ALLSTATE LIFE INSURANCE COMPANY
                          (herein called "we" or "us")

                      Amendatory Endorsement for Employees


As used in this endorsement, "Contract" means the Contract or Certificate to which this endorsement is attached

The following changes are made to your Contract.


The following "Credits" section is added to your Contract after the "Purchase Payments" section:

Credits A credit of 6% will be applied to each Purchase Payment made during the Accumulation Phase. Credits are applied pro-rata to the investment alternatives in the same ratio as the applicable Purchase Payments. The amount returned if you exercise the "Return Privilege" provision (in Minnesota, "Right to Cancel Your Contract") will be reduced by any credit applied. We do not consider Credits to be "investment in the Contract" for income tax purposes.


The following sentence is added to the "Return Privilege" provision (in Minnesota, "Right to Cancel Your Contract") of your Contract:

Credits applied pursuant to the Amendatory Endorsement for Employees are not included in the definition of "Purchase Payments" for purposes of this provision.



Except as amended in this endorsement, the Contract remains unchanged.








Secretary                            Chairman and Chief Executive Officer

LU4446                                                                  (1/99)